     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 3, 2001.


                                                      REGISTRATION NO. 333-45002
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 PRE-EFFECTIVE

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                             CONNETICS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                      DELAWARE                                             94-3173928
  (STATE OR OTHER JURISDICTION OF INCORPORATION OR           (I.R.S. EMPLOYER IDENTIFICATION NUMBER)
                    ORGANIZATION)

                            3400 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                 (650) 843-2800
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF THE
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               THOMAS G. WIGGANS
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                             CONNETICS CORPORATION
                            3294 WEST BAYSHORE ROAD
                              PALO ALTO, CA 94303
                                 (650) 843-2800
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              BRIAN V. CAID, ESQ.
                            MORRISON & FOERSTER LLP
                       370 SEVENTEENTH STREET, SUITE 5200
                                DENVER, CO 80202
                                 (303) 592-1500

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM
              TITLE OF SHARES                   AMOUNT TO BE          OFFERING PRICE           AGGREGATE           AMOUNT OF
             TO BE REGISTERED                   REGISTERED(1)          PER SHARE(2)        OFFERING PRICE(2)   REGISTRATION FEE
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value per share...       83,694(3)              $17.2815            $1,446,357.80        $381.84(4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) In the event of a stock split, stock dividend or similar transaction involving the Registrant's common stock, in order to prevent dilution, the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416 under the Securities Act of 1933.


(2) Estimated solely for the purpose of computing the amount of the registration fee, in accordance with Rule 457(c) under the Securities Act of 1933, based on the average of the high and low sale prices of the common stock on the Nasdaq National Market on August 29, 2000, which was $17.2815 per share.



(3) Represents: (i) 22,063 shares issuable to Kepler Capital LLC upon the exercise of a warrant dated June 6, 2000 at an exercise price of $7.859 per share, (ii) 33,099 shares issuable to Kepler Capital upon the exercise of a warrant dated September 27, 2000 at an exercise price of $15.12 per share,
    (iii) up to 19,070 shares issuable upon the exercise of a warrant issued to Kepler Capital on December 1, 2000 at an exercise price of $5.3625 per share, (iv) 2,726 shares issuable to Kepler Capital as of December 1, 2000 at a purchase price of $8.1195 per share, (v) 379 shares issuable to Kepler Capital as of December 1, 2000 at a purchase price of $7.4737 per share, and
    (vi) 6,357 shares issuable upon the exercise of a warrant issued to AFO Capital Advisors LLC on December 1, 2000 at an exercise price of $5.3625 per share, all under the Structured Equity Line Flexible Financing Agreement between the Registrant and Kepler Capital.



(4) A registration fee of $1,710.85 was previously paid upon the original filing of the Registration Statement on September 1, 2000.



    PURSUANT TO RULE 429(a) OF THE SECURITIES ACT OF 1933, A COMBINED PROSPECTUS IS BEING USED IN THE REGISTRATION STATEMENT, AND PURSUANT TO RULE 429(b) OF THE SECURITIES ACT OF 1933, THE EARLIER FORM S-3 REGISTRATION STATEMENTS OF THE REGISTRANT TO WHICH THE COMBINED PROSPECTUS RELATES ARE: REGISTRATION STATEMENT FILED ON JUNE 9, 1997 (FILE NO. 333-21941); REGISTRATION STATEMENT FILED ON JUNE 12, 1998 (FILE NO. 333-56757); AND REGISTRATION STATEMENT FILED ON JUNE 8, 2000 (FILE NO. 333-30142). WE ORIGINALLY REGISTERED FOR RESALE BY THE SELLING STOCKHOLDERS 400,000 SHARES OF OUR COMMON STOCK UNDER THESE PREVIOUS REGISTRATION STATEMENTS. PURSUANT TO RULE 429, THE PROSPECTUS INCLUDED AS PART OF THIS REGISTRATION STATEMENT ALSO RELATES TO THE RESALE OF SUCH PREVIOUSLY REGISTERED SHARES. THE REGISTRANT HAS PREVIOUSLY PAID AN AGGREGATE REGISTRATION FEE OF $845.36 WITH RESPECT TO SUCH SHARES.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SEC, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                   SUBJECT TO COMPLETION. DATED APRIL 3, 2001


PROSPECTUS


                             CONNETICS CORPORATION


                      UP TO 483,694 SHARES OF COMMON STOCK



     The selling stockholders named on page 29 are selling up to 483,694 shares of our common stock, 380,589 of which are issuable upon the exercise of warrants and 100,000 of which were issued to Kepler Capital LLC under our Structured Equity Line Flexible Financing Agreement with Kepler Capital. The remaining 3,105 shares will be issued to Kepler Capital LLC under certain anti-dilution provisions of the Structured Equity Line Agreement. We will receive proceeds upon the exercise of the warrants and the issuance of the 3,105 additional shares to Kepler Capital.



     Our common stock is quoted on the Nasdaq National Market under the symbol "CNCT." On April 2, 2001, the last reported sale price of our common stock was $4.9375 per share.


                           -------------------------

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           -------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is             , 2001

                               TABLE OF CONTENTS


Risk Factors................................................    3
Forward-Looking Statements..................................   12
Trademarks..................................................   13
Use of Proceeds.............................................   13
Dividend Policy.............................................   13
Business....................................................   14
Issuance of Common Stock and Warrants to the Selling
  Stockholders..............................................   28
Selling Stockholders........................................   29
Plan of Distribution........................................   30
Legal Matters...............................................   32
Experts.....................................................   32
Where You Can Find Additional Information...................   33


                           -------------------------

     YOU SHOULD ONLY RELY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY BE USED ONLY WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                                  RISK FACTORS

     You should carefully consider the following risks and all of the other information included in or incorporated by reference into this prospectus before buying our common stock.

RISKS RELATED TO OUR BUSINESS

IF WE DO NOT SUSTAIN PROFITABILITY, STOCKHOLDERS MAY LOSE THEIR INVESTMENT.


     Until the first quarter of fiscal year 2000, we lost money every year since our inception. We had net losses of $27.3 million in 1999 and net income of $27.0 million in 2000. If we exclude a gain of $43.0 million on sales of stock we held in InterMune Pharmaceuticals, Inc., and the associated income tax, our net loss for 2000 would have been $15.0 million. Our accumulated deficit was $92.8 at December 31, 2000. We may incur additional losses during the next few years. If we do not sustain the profitability we achieved in 2000, our stock price may decline.


IF WE DO NOT OBTAIN THE CAPITAL NECESSARY TO FUND OUR OPERATIONS, WE WILL BE UNABLE TO DEVELOP OR MARKET OUR PRODUCTS.


     We currently believe that our available cash resources will be sufficient to fund our operating and working capital requirements for the next 18 months. Accordingly, we may need to raise additional funds through public or private financings, strategic relationships or other arrangements. If we are unable to raise additional funds when needed, we may not be able to market our products as planned or continue development of our other products. If we are unable to successfully complete development and commercialization of relaxin, we may never achieve profitability.


IF WE FAIL TO PROTECT OUR PROPRIETARY RIGHTS, COMPETITORS MAY BE ABLE TO USE OUR TECHNOLOGIES, WHICH WOULD WEAKEN OUR COMPETITIVE POSITION, REDUCE OUR REVENUES AND INCREASE OUR COSTS.


     Our commercial success depends in part on our ability and the ability of our licensors to protect our technology and processes. The foam technology used in our Luxiq(R) and OLUX(TM) products is covered by one issued patent. In addition, the patents in our relaxin patent portfolio begin to expire in 2002 in foreign countries and 2005 in the United States. Patent expiration dates range from 2002 to 2017.



     We are pursuing several U. S. patent applications, although we cannot be sure that any of these patents will ever be issued. We also have acquired rights under certain patents and patent applications in connection with our licenses to distribute products and from the assignment of rights to patents and patent applications from certain of our consultants and officers. These patents and patent applications may be subject to claims of rights by third parties. If there are conflicting claims to the same patent or patent application, we may not prevail and, even if we do have some rights in a patent or application, those rights may not be sufficient for the marketing and distribution of products covered by the patent or application.



     The patents and applications in which we have an interest may be challenged as to their validity or enforceability. Challenges may result in potentially significant harm to our business. The cost of responding to these challenges and the inherent costs to defend the validity of our patents, including the prosecution of infringements and the related litigation, could be substantial whether or not we are successful. Such litigation also could require a substantial commitment of management's time. A judgment adverse to us in any patent interference, litigation or other proceeding arising in connection with these patent applications could materially harm our business.



     The ownership of a patent or an interest in a patent does not always provide significant protection. Others may independently develop similar technologies or design around the patented aspects of our technology. We only conduct patent searches to determine whether our products infringe upon any existing patents, when we think such searches are appropriate. As a result, the products and technologies we currently market, and those we may market in the future, may infringe on patents and other rights owned by others. If we are unsuccessful in any challenge to the marketing and sale of our products or technologies, we may be required to license the disputed rights, if the holder of those rights is willing, or to cease marketing the challenged products, or to modify our products to avoid infringing upon those rights. Under these circumstances, we may not be able to obtain a license to such intellectual property on favorable terms, if at all. We may not succeed in any attempt to redesign our products or processes to avoid infringement.



OUR CURRENT PRODUCT REVENUE WILL NOT COVER THE COST OF FULLY DEVELOPING AND COMMERCIALIZING RELAXIN.


     Product revenue from sales of our marketed products does not cover the full cost of developing relaxin and other products in our pipeline. Historically, we have depended on licensing agreements with our corporate partners to successfully develop and commercialize our products. We also generate revenue by licensing our products to third parties for specific territories and indications. Our reliance on licensing arrangements with third parties carries several risks, including the possibilities that:


     - a product development contract may expire or a relationship may be terminated, and we will not be able to attract a satisfactory alternative corporate partner within a reasonable time,



     - a corporate partner involved in the development of our products does not commit sufficient capital to successfully develop our products, and


     - we may be contractually bound to terms that, in the future, are not commercially favorable to us.

If any of these risks occurs, we may not be able to successfully develop our products.

WE DEPEND ON THIRD PARTIES TO PROTECT AND MAINTAIN OUR PATENT PORTFOLIO.

     Nearly our entire patent portfolio is licensed from third parties, who are responsible to varying degrees for the prosecution and maintenance of those patents. Our success will depend on our ability, or the ability of our licensors, to obtain and maintain patent protection on technologies, to preserve trade secrets, and to operate without infringing the proprietary rights of others. It is possible that before any of our products in development can be commercialized, the related patents may have expired or be close to expiration, thus reducing any advantage of the patent. Moreover, composition of matter patent protection, which gives patent protection for a compound or a composition, may not be available for some of our product candidates.

IF WE DO NOT SUCCESSFULLY COMMERCIALIZE RELAXIN, WE MAY LOSE FUNDAMENTAL INTELLECTUAL PROPERTY RIGHTS TO THE PRODUCT.

     Licenses with Genentech, Inc. and The Howard Florey Institute of Experimental Physiology and Medicine require us to use our best efforts to commercialize relaxin. Our failure to successfully commercialize relaxin may result in the reversion of our rights under these licenses to Genentech and the Florey Institute. The termination of these agreements and subsequent reversion of rights could cause us to lose fundamental intellectual property rights to relaxin. This would prohibit us from continuing our relaxin development programs.

WE ARE SUBJECT TO FOREIGN EXCHANGE RISKS WHICH MAY INCREASE OUR OPERATIONAL EXPENSES.

     We make payments to Boehringer Ingelheim for the production of relaxin in Austrian schillings, and to CCL Pharmaceuticals for the production of Luxiq and OLUX in pounds sterling. If the U.S. dollar depreciates against the schilling or the pound, the payments that we must make will increase, which will increase our expenses. We do not currently hedge our foreign currency exposure related to these agreements.


WE RELY ON OUR EMPLOYEES AND CONSULTANTS TO KEEP OUR TRADE SECRETS CONFIDENTIAL.


     We rely on trade secrets and unpatented proprietary know-how and continuing technological innovation in developing and manufacturing our products. We require each of our employees, consultants and advisors to enter into confidentiality agreements prohibiting them from taking our proprietary information and technology or from using or disclosing proprietary information to third parties except in specified circumstances. The agreements also provide that all inventions conceived by an employee, consultant or advisor, to the extent appropriate for the services provided during the course of the relationship, shall be our exclusive property, other than inventions unrelated to us and developed entirely on the individual's own time. Nevertheless, these agreements may not provide meaningful protection of our trade secrets and proprietary know-how if they are used or disclosed. Despite all of the precautions we may take, people who are not parties to confidentiality agreements may obtain access to our trade secrets or know-how. In addition, others may independently develop similar or equivalent trade secrets or know-how.


OUR USE OF HAZARDOUS MATERIALS EXPOSES US TO THE RISK OF ENVIRONMENTAL LIABILITIES, AND WE MAY INCUR SUBSTANTIAL ADDITIONAL COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. We are subject to laws and regulations governing the use, storage, handling and disposal of these materials and certain waste products. In the event of accidental contamination or injury from these materials, we could be liable for any damages that result and any liability could exceed our resources. We may also be required to incur significant costs to comply with environmental laws and regulations as our research activities increase.

RISKS RELATED TO OUR PRODUCTS


MANUFACTURING DIFFICULTIES COULD DELAY COMMERCIALIZATION OF OUR PRODUCTS OR FUTURE REVENUES FROM PRODUCT SALES.



     We depend on third parties to manufacture our products, and each product is manufactured by a sole source manufacturer. Boehringer Ingelheim Austria GmbH, GlaxoSmithKline and CCL Pharmaceuticals are our sole source manufacturers for our products. All of our contractors must comply with the applicable United States Food and Drug Administration, or FDA, good manufacturing practice regulations, which include quality control and quality assurance requirements as well as the corresponding maintenance of records and documentation. Manufacturing facilities are subject to ongoing periodic inspection by the FDA and corresponding state agencies, including unannounced inspections, and must be licensed before they can be used in commercial manufacturing of our products. If our sole source manufacturers cannot provide us with our product requirements in a timely and cost-effective manner, if the product they are able to supply cannot meet commercial requirements for shelf life, or if they are not able to comply with the applicable good manufacturing practice regulations and other FDA regulatory requirements, our sales of marketed products could be reduced and we could suffer delays in the progress of clinical trials for products under development. We do not have control over our third-party manufacturers' compliance with these regulations and standards. In addition, any commercial dispute with any of our sole source suppliers could result in delays in the manufacture of product, and affect our ability to commercialize our products.

IF WE ARE UNABLE TO CONTRACT WITH THIRD PARTIES TO MANUFACTURE AND DISTRIBUTE OUR PRODUCTS IN SUFFICIENT QUANTITIES, ON A TIMELY BASIS, OR AT AN ACCEPTABLE COST, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND MAY LOSE POTENTIAL REVENUES.



     We have no manufacturing or distribution facilities for any of our products. Instead, we contract with third parties to manufacture our products for us. We have manufacturing agreements with the following companies:



     - CCL Pharmaceuticals, a Division of CCL Industries Limited, a U.K. corporation, for Luxiq and OLUX,



     - Boehringer Ingelheim Austria GmbH for relaxin, and



     - GlaxoSmithKline for Ridaura.



     Typically, these manufacturing contracts are short-term. We are dependent upon renewing agreements with our existing manufacturers or finding replacement manufacturers to satisfy our requirements. As a result, we cannot be certain that manufacturing sources will continue to be available or that we can continue to out-source the manufacturing of our products on reasonable or acceptable terms.



     Any loss of a manufacturer or any difficulties which could arise in the manufacturing process could significantly affect our inventories and supply of products available for sale. In each case, our products are made by a sole source of supply. If these third parties are unable or unwilling to produce our products in sufficient quantities, with appropriate quality, and under commercially reasonably terms, it could have a negative effect on our sales margins and market share, as well as our overall business and financial results. If we are unable to supply sufficient amounts of our products on a timely basis, our market share could decrease and, correspondingly, our profitability could decrease.



IF OUR CONTRACT MANUFACTURERS FAIL TO COMPLY WITH CURRENT GOOD MANUFACTURING PRACTICE, OR CGMP, REGULATIONS, WE MAY BE UNABLE TO MEET DEMAND FOR OUR PRODUCTS AND MAY LOSE POTENTIAL REVENUE.



     The FDA requires that all manufacturers used by pharmaceutical companies comply with the FDA's regulations, including those cGMP regulations applicable to manufacturing processes. The cGMP validation of a new facility and the approval of that manufacturer for a new drug product may take a year or more before manufacture can begin at the facility. Delays in obtaining FDA validation of a replacement manufacturing facility could cause an interruption in the supply of our products. Our business interruption insurance covering the loss of income for up to $6.0 million may not completely mitigate the harm to our business from the interruption of the manufacturing of products caused by certain events, and the loss of a manufacturer may have a negative effect on our sales, margins and market share, as well as our overall business and financial results.



IF OUR SUPPLY OF FINISHED PRODUCTS IS INTERRUPTED, OUR ABILITY TO MAINTAIN OUR INVENTORY LEVELS COULD SUFFER.



     We try to maintain inventory levels that are no greater than necessary to meet our current projections. Any interruption in the supply of finished products could hinder our ability to timely distribute finished products. If we are unable to obtain adequate product supplies to satisfy our customers' orders, we may lose those orders and our customers may cancel other orders and stock and sell competing products. This in turn could cause a loss of our market share and negatively affect our revenues.



     We cannot be certain that supply interruptions will not occur or that our inventory will always be adequate. Numerous factors could cause interruptions in the supply of our finished products including shortages in raw material required by our manufacturers, changes in our sources for manufacturing, our failure to timely locate and obtain replacement manufacturers as needed and conditions effecting the cost and availability of raw materials.



IF WE DO NOT OBTAIN AND MAINTAIN GOVERNMENTAL APPROVALS FOR OUR PRODUCTS, WE CANNOT SELL THESE PRODUCTS FOR THEIR INTENDED DISEASES.



     Pharmaceutical companies are subject to heavy regulation by a number of national, state and local agencies. Of particular importance is the FDA in the United States. It has jurisdiction over all of our business and administers requirements covering testing, manufacture, safety, effectiveness, labeling, storage, record keeping, approval, advertising and promotion of our products. Failure to comply with applicable regulatory requirements could, among other things, result in fines, suspensions of regulatory approvals of products, product recalls, delays in product distribution, marketing and sale, and civil or criminal sanctions.



     The process of obtaining and maintaining regulatory approvals for pharmaceutical and biological drug products, and obtaining and maintaining regulatory approvals to market these products for new indications, is lengthy, expensive and uncertain. The manufacturing and marketing of drugs are subject to continuing FDA and foreign regulatory review, and later discovery of previously unknown problems with a product, manufacturing process or facility may result in restrictions, including withdrawal of the product from the market. Our products receive FDA review regarding their safety and effectiveness. However, the FDA is permitted to revisit and change its prior determinations and we cannot be sure that the FDA will not change its position with regard to the safety or effectiveness of our products. If the FDA's position changes, we may be required to change our labeling or formulations, or cease to manufacture and market the challenged products. Even before any formal regulatory action, we could voluntarily decide to cease distribution and sale or recall any of our products if concerns about the safety or effectiveness develop.



     To market our products in countries outside of the United States, we and our partners must obtain similar approvals from foreign regulatory bodies. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval, and approval by the FDA does not ensure approval by the regulatory authorities of any other country. The process of obtaining these approvals is time consuming and requires the expenditure of substantial resources.



     In recent years, various legislative proposals have been offered in Congress and in some state legislatures that include major changes in the health care system. These proposals have included price or patient reimbursement constraints on medicines and restrictions on access to certain products. We cannot predict the outcome of such initiatives, and it is difficult to predict the future impact of the broad and expanding legislative and regulatory requirements affecting us.



WE MAY SPEND A SIGNIFICANT AMOUNT OF MONEY TO OBTAIN FDA AND OTHER REGULATORY APPROVALS, WHICH MAY NEVER BE GRANTED.



     The process of obtaining FDA and other regulatory approvals is lengthy and expensive. To obtain approval, we must show in preclinical and clinical trials that our products are safe and effective, and the marketing and manufacturing of pharmaceutical products are subject to rigorous testing procedures. The FDA approval processes require substantial time and effort, the FDA continues to modify product development guidelines, and the FDA may not grant approval on a timely basis or at all. Clinical trial data can be the subject of differing interpretation, and the FDA has substantial discretion in the approval process. The FDA may not interpret our clinical data the way we do. The FDA may also require additional clinical data to support approval. The FDA can take between one and two years to review a new drug application, or NDA, and a biologics license application, or longer if significant questions arise during the review process. We may not be able to obtain FDA approval to conduct clinical trials or to manufacture and market any of the products we develop, acquire or license. Moreover, the costs to obtain approvals could be considerable and the failure to obtain or delays in obtaining an approval could have a significant negative effect on our business performance and financial results. Even if we obtain approval from the FDA, the FDA is authorized to impose post-marketing requirements such as:



     - testing and surveillance to monitor the product and its continued compliance with regulatory requirements,



     - submitting products for inspection and, if any inspection reveals that the product is not in compliance, the prohibition of the sale of all products from the same lot,



     - suspending manufacturing,



     - recalling products, and



     - withdrawing marketing clearance.



     In its regulation of advertising, the FDA from time to time issues correspondence to pharmaceutical companies alleging that some advertising or promotional practices are false, misleading or deceptive. The FDA has the power to impose a wide array of sanctions on companies for such advertising practices, and the receipt of correspondence from the FDA alleging these practices can result in the following:



     - incurring substantial expenses, including fines, penalties, legal fees and costs to comply with the FDA's requirements,



     - changes in the methods of marketing and selling products,



     - taking FDA-mandated corrective action, which may include placing advertisements or sending letters to physicians rescinding previous advertisements or promotion, and



     - disruption in the distribution of products and loss of sales until compliance with the FDA's position is obtained.



IF LUXIQ AND OLUX DO NOT ACHIEVE OR SUSTAIN MARKET ACCEPTANCE, OUR REVENUES WILL NOT INCREASE AND MAY NOT COVER OUR OPERATING EXPENSES.


     Our future revenues will depend upon dermatologist and patient acceptance of Luxiq and OLUX. Factors that could affect acceptance of Luxiq and OLUX include:


     - satisfaction with existing alternative therapies,



     - the effectiveness of our sales and marketing efforts,



     - undesirable and unforeseeable side effects, and


     - the cost of the product as compared with alternative therapies.


     Since we have only had approval to sell Luxiq for two years, and we only began selling OLUX in November 2000, we cannot predict the potential long-term patient acceptance of either product.


IF WE ARE UNABLE TO DEVELOP ALTERNATIVE DELIVERY SYSTEMS FOR RELAXIN, PATIENTS THAT DO NOT SUFFER FROM SEVERE DISEASES MAY NOT BE WILLING TO USE THE CURRENT DRUG DELIVERY SYSTEM.

     In addition to demonstrating that relaxin is safe and effective in our current clinical trials, we must meet several additional major development objectives for relaxin. In particular, we may need to develop an alternative means of delivering the drug. In our current clinical trials, relaxin is being delivered through the use of an infusion pump. For a serious and life threatening condition, this method of delivery may be acceptable. However, for the indications we are studying, such as treatment of infertility and peripheral arterial disease, we may need to develop an alternative delivery system. The known biological properties of the relaxin molecule may decrease the availability of certain delivery systems. If we are not able to develop a suitable alternative delivery system for relaxin, we may be unable to market relaxin effectively for indications that are not life threatening, such as infertility, and the commercial potential of relaxin would be seriously harmed. Our inability to develop relaxin to its full commercial potential would harm our future prospects and revenue growth and our stock price would likely decline.

WE RELY ON THIRD PARTIES TO CONDUCT CLINICAL TRIALS FOR OUR PRODUCTS, AND THOSE THIRD PARTIES MAY NOT PERFORM SATISFACTORILY.

     We do not have the ability to independently conduct clinical studies, and we rely on third parties to perform this function. If these third parties do not perform satisfactorily, we may not be able to locate acceptable replacements or enter into favorable agreements with them, if at all. If we are unable to rely on clinical data collected by others, we could be required to repeat clinical trials, which could significantly delay commercialization and require significantly greater capital.


IF WE ARE UNABLE TO DEVELOP NEW PRODUCTS, OUR EXPENSES MAY INCREASE WITHOUT ANY IMMEDIATE RETURN ON THE INVESTMENT.



     We currently have a variety of new products in various stages of research and development and are working on possible improvements, extensions and reformulations of some existing products. These research and development activities, as well as the clinical testing and regulatory approval process, which must be completed before commercial quantities of these developments can be sold, will require significant commitments of personnel and financial resources. Delays in the research, development, testing or approval processes will cause a corresponding delay in revenue generation from those products. Regardless of whether they are ever released to the market, the expense of such processes will have already been incurred.



     We reevaluate our research and development efforts regularly to assess whether our efforts to develop a particular product or technology are progressing at a rate that justifies our continued expenditures. On the basis of these reevaluations, we have abandoned in the past, and may abandon in the future, our efforts on a particular product or technology. We cannot assure you that any product we are researching or developing will ever be successfully released to the market. If we fail to take a product or technology from the development stage to market on a timely basis, we may incur significant expenses without a near-term financial return.



IF WE DO NOT SUCCESSFULLY INTEGRATE NEW PRODUCTS, WE MAY NOT BE ABLE TO SUSTAIN REVENUE GROWTH AND WE MAY NOT BE ABLE TO COMPETE EFFECTIVELY.



     When we acquire or develop new products and product lines, we must be able to integrate those products and product lines into our systems for marketing, sales and distribution. If these products or product lines are not integrated successfully, the potential for growth is limited. The new products we acquire or develop could have channels of distribution, competition, price limitations or marketing acceptance different from our current products. As a result, we do not know whether we will be able to compete effectively and obtain market acceptance in any new product categories. After acquiring or developing a new product, we may need to significantly increase our sales force and incur additional marketing, distribution and other operational expenses. These additional expenses could negatively affect our gross margins and operating results. In addition, many of these expenses could be incurred prior to the actual distribution of new products. Because of this timing, if the new products are not accepted by the market or if they are not competitive with similar products distributed by others, the ultimate success of the acquisition or development could be substantially diminished.

RISKS RELATED TO OUR INDUSTRY



WE FACE INTENSE COMPETITION, WHICH MAY LIMIT OUR COMMERCIAL OPPORTUNITIES AND OUR ABILITY TO BECOME PROFITABLE.



     The pharmaceutical and biotechnology industries are highly competitive. Competition in our industry occurs on a variety of fronts, including developing and bringing new products to market before others, developing new technologies to improve existing products, developing new products to provide the same benefits as existing products at less cost and developing new products to provide benefits superior to those of existing products.



     Most of our competitors are large, well-established companies in the fields of pharmaceuticals and health care. Many of these companies have substantially greater financial, technical and human resources than we have to devote to marketing, sales, research and development and acquisitions. Some of these competitors have more collective experience than we do in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. As a result, they have a greater ability to undertake more extensive research and development, marketing and pricing policy programs. Our competitors may develop new or improved products to treat the same conditions as our products treat or make technological advances reducing their cost of production so that they may engage in price competition through aggressive pricing policies to secure a greater market share to our detriment. Our commercial opportunities will be reduced or eliminated if our competitors develop and market products that are more effective, have fewer or less severe adverse side effects or are less expensive than our products. These competitors also may develop products that make our current or future products obsolete. Any of these events could have a significant negative impact on our business and financial results, including reductions in our market share and gross margins.



     Physicians may not adopt our products over competing products, and our products may not offer an economically feasible alternative to existing modes of therapy.



     Our products compete with generic pharmaceuticals, which claim to offer equivalent benefit at a lower cost. In some cases, insurers and other health care payment organizations try to encourage the use of these less expensive generic brands through their prescription benefits coverages and reimbursement policies. These organizations may make the generic alternative more attractive to the patient by providing different amounts of reimbursement so that the net cost of the generic product to the patient is less than the net cost of our prescription brand product. Aggressive pricing policies by our generic product competitors and the prescription benefits policies of insurers could cause us to lose market share or force us to reduce our margins in response.



IF THIRD PARTY PAYORS WILL NOT PROVIDE COVERAGE OR REIMBURSE PATIENTS FOR THE USE OF OUR PRODUCTS, OUR REVENUES AND PROFITABILITY WILL SUFFER.



     Our products' commercial success is substantially dependent on whether third-party reimbursement is available for the use of our products by hospitals, clinics and doctors. Medicare, Medicaid, health maintenance organizations and other third-party payors may not authorize or otherwise budget for the reimbursement of our products. In addition, they may not view our products as cost-effective and reimbursement may not be available to consumers or may not be sufficient to allow our products to be marketed on a competitive basis. Likewise, legislative proposals to reform health care or reduce government programs could result in lower prices for or rejection of our products. Changes in reimbursement policies or health care cost containment initiatives that limit or restrict reimbursement for our products may cause our revenues to decline.

IF MANAGED CARE ORGANIZATIONS AND OTHER THIRD-PARTY REIMBURSEMENT POLICIES DO NOT COVER OUR PRODUCTS, WE MAY NOT INCREASE OUR MARKET SHARE AND OUR REVENUES AND PROFITABILITY WILL SUFFER.



     Our operating results and business success depends in large part on the availability of adequate third-party payor reimbursement to patients for our prescription-brand products. These third-party payors include governmental entities (such as Medicaid), private health insurers and managed care organizations. Over 70% of the U.S. population now participates in some version of managed care. Because of the size of the patient population covered by managed care organizations, marketing of prescription drugs to them and the pharmacy benefit managers that serve many of these organizations has become important to our business. Managed care organizations and other third-party payors try to negotiate the pricing of medical services and products to control their costs. Managed care organizations and pharmacy benefit managers typically develop formularies to reduce their cost for medications. Formularies can be based on the prices and therapeutic benefits of the available products. Due to their lower costs, generics are often favored. The breadth of the products covered by formularies varies considerably from one managed care organization to another, and many formularies include alternative and competitive products for treatment of particular medical conditions. Exclusion of a product from a formulary can lead to its sharply reduced usage in the managed care organization patient population. Payment or reimbursement of only a portion of the cost of our prescription products could make our products less attractive, from a net-cost perspective, to patients, suppliers and prescribing physicians. We cannot assure you that the reimbursement policies of these entities will be adequate for our products to compete on a price basis. If our products are not included within an adequate number of formularies or adequate reimbursement levels are not provided, or if those policies increasingly favor generic products, our market share and gross margins could be negatively affected, as could our overall business and financial condition.



IF PRODUCT LIABILITY LAWSUITS ARE BROUGHT AGAINST US, WE MAY INCUR SUBSTANTIAL COSTS.



     Our industry faces and inherent risk of product liability claims from allegations that our products resulted in adverse effects to the patient or others. These risks exist even with respect to those products that are approved for commercial sale by the FDA and manufactured in facilities licensed and regulated by the FDA. Our insurance may not provide adequate coverage against potential product liability claims or losses. We also cannot be certain that our current coverage will continue to be available in the future on reasonable terms, if at all. Even if we are ultimately successful in product liability litigation, the litigation would consume substantial amounts of our financial and managerial resources, and might create adverse publicity, all of which would impair our ability to generate sales. If we were found liable for any product liability claims in excess of our coverage or outside of our coverage, the cost and expense of such liability could severely damage our business, financial condition and profitability.



RISKS RELATED TO OUR STOCK


OUR STOCK PRICE IS VOLATILE AND THE VALUE OF YOUR INVESTMENT IN OUR STOCK COULD DECLINE IN VALUE.


     The market prices for securities of biotechnology companies like our company have been and are likely to continue to be highly volatile. As a result, investors in these companies often buy at very high prices only to see the price decline substantially a short time later, resulting in an extreme drop in value in the stock holdings of these investors. In addition, the volatility could result in securities class action litigation. Any litigation would likely result in substantial costs, and divert our management's attention and resources.

IF OUR OFFICERS, DIRECTORS AND PRINCIPAL STOCKHOLDERS ACT TOGETHER, THEY MAY BE ABLE TO CONTROL OUR MANAGEMENT AND OPERATIONS AND THEY MAY MAKE DECISIONS THAT ARE NOT IN THE BEST INTERESTS OF OTHER STOCKHOLDERS.


     Our directors, executive officers and principal stockholders and their affiliates currently beneficially own in the aggregate approximately 43% of our outstanding common stock. Accordingly, they collectively have the ability to substantially influence the outcome of all matters requiring stockholder approval, including the election of directors and any merger, consolidation or sale of all or substantially all of our assets. They may exercise this ability in a manner that advances their best interests and not necessarily those of other stockholders. This concentration of ownership may also have the effect of delaying, deferring or preventing a change in control of our company, even if the change in control would be beneficial to other stockholders.


OUR CHARTER DOCUMENTS AND DELAWARE LAW CONTAIN PROVISIONS THAT COULD DELAY OR PREVENT AN ACQUISITION OF US, EVEN IF THE ACQUISITION WOULD BE BENEFICIAL TO OUR STOCKHOLDERS.

     Our certificate of incorporation authorizes our board of directors to issue undesignated preferred stock and to determine the rights, preferences, privileges and restrictions of the preferred stock without further vote or action by our stockholders. The issuance of preferred stock could make it more difficult for third parties to acquire a majority of our outstanding voting stock. We also have a stockholder rights plan, which entitles existing stockholders to rights, including the right to purchase shares of preferred stock, in the event of an acquisition of 15% or more of our outstanding common stock, or an unsolicited tender offer for such shares. The existence of the rights plan could delay, prevent, or make more difficult a merger or tender offer or proxy contest involving us. Other provisions of Delaware law and of our charter documents, including a provision eliminating the ability of stockholders to take actions by written consent, could also delay or make difficult a merger, tender offer or proxy contest involving us. Further, our stock option and purchase plans generally provide for the assumption of such plans or substitution of an equivalent option of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the option stock, including non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

                           FORWARD-LOOKING STATEMENTS


     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act. When used in this prospectus, the words "anticipate," "believe," "do not believe," "estimate," "will," "may," "intend" and "expect" and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. Forward-looking statements in this prospectus include, but are not limited to, those relating to:



     - the commercialization of our currently marketed products,



     - the progress of our product development programs,



     - developments with respect to clinical trials and the regulatory approval process,



     - developments related to acquisitions and clinical development of drug candidates, and


     - developments relating to the growth of our sales and marketing capabilities.

     Actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk Factors." These factors are not intended to represent a complete list of the general or specific factors that may affect us. You should recognize that other factors, including general economic factors and business strategies, may be significant, presently or in the future, and the factors set forth in this prospectus may affect us to a greater extent than indicated. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Except as required by law, we undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

                                   TRADEMARKS

     Connetics(R), Ridaura(R), ConXn(R), and the interlocking globe design are registered trademarks of Connetics. We also own the trademarks Luxiq(R) and OLUX(TM). ACTIMMUNE(R) is a registered trademark of Genentech, Inc. All other trademarks or service marks appearing in this prospectus are the property of their respective companies.

                                USE OF PROCEEDS


     We will not receive any proceeds from the sale of the shares of our common stock by the selling stockholders. However, we will receive proceeds upon the selling stockholders' exercise of warrants issued in connection with our Structured Equity Line Flexible Financing Agreement with the Kepler Capital LLC. We will also receive proceeds upon the issuance of 3,105 additional shares to Kepler Capital under certain anti-dilution provisions of the Structured Equity Line Agreement.



     Upon the exercise of the warrants issued to Kepler Capital, we will receive total proceeds of approximately $2,379,706. Upon the exercise of the warrants issued to AFO Capital Advisors LLC, we will receive total proceeds of approximately $620,183. Upon the exercise of the warrants issued to the Palladin Group, we will receive total proceeds at approximately $154,688. Upon the issuance of the 3,105 additional shares of common stock under the Structured Equity Line Agreement, we will receive aggregate proceeds of approximately $24,966. We intend to use any proceeds we receive upon the exercise of the warrants and the issuance of the 3,105 additional shares for working capital and other general corporate purposes.


                                DIVIDEND POLICY

     We have not declared or paid cash dividends on our common stock in the past and do not intend to pay dividends on our common stock in the foreseeable future.

                                    BUSINESS


OVERVIEW



     We currently market three pharmaceutical products. In May 2000, the FDA granted us clearance to market OLUX Foam (clobetasol propionate) 0.05% for the treatment of moderate to severe scalp dermatoses. We launched OLUX on November 6, 2000. Our commercial business is focused on the dermatology marketplace, which is characterized by a large patient population that is served by relatively small, and therefore more accessible, groups of treating physicians. We are offering two dermatology products with clinically proven therapeutic advantages and are providing quality customer service to physicians through our experienced sales and marketing staff. We also sell Ridaura, a product to treat rheumatoid arthritis.



     We are currently selling three products targeted at specialty medical markets and developing other products.



PRODUCT                DISEASE                STATUS                 MARKETING RIGHTS(1)

 LUXIQ                 Mild to moderate       Marketed               North America
                       scalp dermatoses

 OLUX                  Moderate to severe     Marketed               Worldwide
                       scalp dermatoses

 KETOCONAZOLE FOAM     Fungal infections      Clinical trials        Worldwide
                                              scheduled to begin in
                                              second half of 2001

 ANTI-ACNE FOAM        Acne                   Clinical trials        North America
                                              scheduled to begin in
                                              2001

 MINOXIDIL FOAM        Hair loss              Clinical trials        North America
                                              scheduled to begin in
                                              2002

 LIQUIPATCH            Various diseases of    Formulation            North America
                       the skin               development

 OTHER FOAM            Various diseases of    Formulation
 FORMULATIONS          the skin               development            North America

 RIDAURA               Rheumatoid arthritis   Marketed               United States



(1) On March 21, 2001, we entered into an agreement to acquire Soltec Research Pty Ltd., the licensor of our foam and liquipatch formulations. In the original license agreements, Soltec reserved rights to certain specific Liquipatch formulations for North America. Following completion of the acquisition, we will own worldwide rights to all of the formulations listed, subject to licenses already granted to certain third parties for various territories.



     In addition, during 2000, we received revenues from the sale of Actimmune pursuant to our relationship with InterMune Pharmaceuticals, Inc. In December 1995, we entered into a license agreement with Genentech to acquire exclusive U.S. development and marketing rights to interferon gamma for dermatological indications. Subsequent amendments to the original license agreement expanded the fields of use for which the license applies, and added Japan and Canada to the licensed territory. We established InterMune as a subsidiary in 1998 to develop Actimmune for serious pulmonary and infectious diseases and congenital disorders. In April 1999, InterMune became an independent company, and in March 2000, it became a public company. As of December 31, 2000, we held 149,000 shares of common stock of InterMune. Effective April 1, 2000 we assigned our remaining revenue rights and obligations under the license with Genentech and the corresponding supply agreement to InterMune pursuant to an agreement with an effective date of April 1, 2000. In addition, we hold an option to purchase the product rights for potential dermatological applications of Actimmune. We are entitled to receive an additional cash payment in March 2001 and royalties on Actimmune sales after December 31, 2001.



     Our dermatology strategy is to maximize product sales by leveraging novel delivery technologies, accelerating the processes of getting products to market, and targeting specific market opportunities. Our commercial strategy permits us to effectively reach the majority of the treating physicians. Our primary commercial focus is on dermatology. Approximately 6,000 of the 8,500 U.S. dermatologists account for 92% of the prescriptions written by dermatologists.



     Our two marketed foam products, Luxiq (betamethasone valerate) Foam, 0.12%, and OLUX (clobetasol propionate) Foam, 0.05%, compete in the topical steroids market. According to IMS Health, in 2000, the low potency steroid market represented $121 million in retail sales, the mid-potency market in which Luxiq competes represented $317 million in retail sales, and the high- and super-high potency steroid market in which OLUX is positioned represented $457 million in retail sales.



     Dermatological diseases often persist for an extended period of time and are treated with clinically proven drugs that are currently delivered in a variety of formulations, including solutions, creams, gels and ointments. We believe that these existing delivery systems often inadequately address a patient's needs for efficacy and cosmetic elegance, and that the failure to address those needs may decrease patient compliance. We believe that the proprietary foam delivery system unique to Luxiq and OLUX has significant advantages over conventional therapies for scalp dermatoses. The advantages of foam include higher absorption and more localized delivery of the active agent. The foam formulation liquefies when applied to the skin, and enables rapid penetration of the active dermatologic agent. When the foam is applied, it dries quickly, is not greasy, and does not stain or have any odor. We believe that the combination of the increased efficacy and the cosmetic elegance of the foam may actually improve patient compliance and satisfaction.



LUXIQ FOAM



     Luxiq is a foam formulation of betamethasone valerate, a mid-potency topical steroid which is prescribed for the treatment of mild to moderate steroid responsive scalp dermatoses such as psoriasis, eczema and seborrheic dermatitis. We licensed the North American rights from Soltec Research Pty Ltd., a subsidiary of F.H. Faulding & Co., Ltd., to develop and commercialize Luxiq. In our pivotal trial, patients treated with Luxiq experienced a statistically significant improvement over patients treated with placebo or a currently approved betamethasone valerate lotion. In March 1999, we received FDA clearance for Luxiq and in April 1999 we initiated commercial sales in the United States.



OLUX FOAM



     OLUX is a foam formulation of clobetasol propionate, one of the most widely prescribed super high-potency topical steroids. In May 2000, we received FDA clearance to market OLUX. We began selling OLUX in November 2000 for the treatment of moderate to severe steroid-responsive dermatoses of the scalp. We have licensed worldwide rights from Soltec to develop and commercialize OLUX. In our pivotal clinical trial of approximately 190 scalp psoriasis patients, comparing OLUX to a currently approved clobetasol solution and placebo during a two week treatment regimen, OLUX showed a 74% improvement in the global response to treatment as judged by the investigators as opposed to 63% for clobetasol solution and 8% for placebo.

DERMATOLOGY PRODUCT PIPELINE



     We have the rights to a variety of pharmaceutical agents in various stages of development in multiple novel delivery technologies. Our dermatology strategy involves the rapid evaluation and formulation of new therapeutics by using previously approved active ingredients reformulated in our proprietary delivery system. This product development strategy allows us to conduct limited preclinical safety trials, and to move rapidly into safety and efficacy testing in humans with products that offer significant improvements over existing products.



     We are party to four agreements with Soltec which give us exclusive rights to specified applications of a broad range of unique topical delivery technologies, including several distinctive aerosol foams. Our relationship with Soltec led to our development of Luxiq, which we launched in April 1999, and to the development of OLUX. Each of those formulations is licensed to us by a separate agreement with Soltec. In May 2000, the FDA approved our NDA for OLUX for the treatment of moderate to severe scalp dermatoses. We anticipate conducting simultaneous development on several products over the next several years.



     In December 1999, we entered into a comprehensive licensing agreement with Soltec for exclusive rights to certain applications of a broad range of unique topical delivery technologies, including aerosol foam formulations and Soltec's patented Liquipatch technology. Under the agreement, we paid Soltec $1 million in cash and stock, and may make future milestone, development and royalty payments. We have obligations to develop new products incorporating the licensed technology on timelines agreed to by the parties, and we will pay royalties on our net sales on those products if and when they are approved for sale in the licensed territory. We also agreed to pay Soltec an annual fee in exchange for continuing research and the rights to future product formulations that Soltec may develop.



     Similar to our foam delivery system for Luxiq and OLUX, the new aerosol foams, including water-, ethanol- and petrolatum-based foams, may offer improved efficacy over traditional formulations due to greater absorption of the active ingredient to the skin. In addition to the potential for improved efficacy, the foam formulations represent a cosmetically elegant alternative to existing dermatologic treatments. Liquipatch is a gel-matrix delivery system that applies to the skin like a normal gel and dries to form a very thin, invisible, water-resistant film. This film enables a controlled release of the active agent to provide longer relief, with the potential of being less irritating to the skin than other delivery systems. We anticipate developing one or more new products in the aerosol foam or Liquipatch formulations, by incorporating leading dermatologic agents, in such a way as to deliver formulations that are tailored to treat specific diseases or different areas of the body. We currently expect to seek partners for over-the-counter market opportunities worldwide and for development and commercialization of prescription products outside the United States.



     On March 21, 2001, we entered into an agreement with F.H. Faulding & Co. Limited to acquire Soltec Research Pty Ltd, a division of Faulding Healthcare. Under the agreement, which is subject to customary closing conditions and is expected to close in April 2001, we will acquire all of Soltec's issued capital for Australian $32 million or approximately U.S. $16.9 million. Faulding will retain current development projects relating to Faulding's injectable technologies and injectables product pipeline.



     All products and technologies under development require significant commitments of personnel and financial resources. Several products require extensive clinical evaluation and clearance by the FDA and comparable agencies in other countries before we can sell them commercially. If we fail to meet our obligations under our agreements with Soltec, our rights under such agreements might be terminated. In addition, we regularly reevaluate our product development efforts. On the basis of these reevaluations, we have in the past, and may in the future, abandon development efforts for particular products. We cannot assure you that any product or technology under development will result in the successful introduction of any new product.



RIDAURA



     Ridaura is an oral formulation of a gold salt for the treatment of rheumatoid arthritis, a chronic autoimmune disease that results in painful inflammation and erosion of the joints and loss of mobility. Over two million individuals in the United States suffer from this disease. Ridaura is currently indicated for adults with active rheumatoid arthritis who are not responsive to, or are intolerant of, treatment with non-steroidal anti-inflammatory drugs. Ridaura competes on the basis of clinical evidence that shows the drug slows the progression of damage to joint tissue. Our 2000 sales of Ridaura were approximately $6.0 million, compared to $5.7 million in 1999. We do not actively promote Ridaura.



ACTIMMUNE



     In 1998, we licensed from Genentech exclusive rights to Actimmune, interferon gamma, for the United States and Japan. Interferon gamma is one of a family of proteins involved in the regulation of the immune system and has been shown to reduce the frequency and severity of certain infections. We formed InterMune as a subsidiary to develop Actimmune for various infections and fungal diseases. In April 1999, InterMune became an independent company, and in March 2000, it became a public company. Effective April 1, 2000, we assigned to InterMune our remaining revenue rights and obligations under the license with Genentech and the corresponding supply agreement. In exchange, InterMune paid us approximately $5.2 million; an additional $0.9 million is payable at the end of March 2001. InterMune is obligated to pay us a royalty on Actimmune sales beginning January 1, 2002. In addition, we have retained the product rights for potential dermatological applications. We recorded sales of Actimmune of approximately $1.8 million during the first quarter of 2000; commencing in the second quarter, InterMune acquired the rights to all sales of Actimmune.



OUR RELAXIN DEVELOPMENT PROGRAM



OVERVIEW



     In addition to our commercial business, we are developing a biotechnology product that has the potential to treat multiple diseases. Our product is a recombinant form of a natural human hormone called relaxin. Relaxin reduces the hardening, or fibrosis, of skin and organ tissue, dilates existing blood vessels and stimulates new blood vessel growth. We manufacture a cloned version of relaxin. Relaxin circulates in the blood and has a broad spectrum of biological activities. It plays a role during pregnancy in pelvic remodeling and increasing blood supply to the fetus. Relaxin may also enhance the kidneys' ability to remove wastes from the woman's body. In a non-pregnant state, administering relaxin stimulates blood flow to oxygen-deprived tissue and has been shown in pre-clinical tests to increase blood volume and cardiac output.



     On October 8, 2000, we announced that in our pivotal trial for scleroderma there was no statistically significant difference between the response to relaxin and the response to placebo with respect to the measurement of skin score. Skin score was defined as the "primary endpoint" of our scleroderma trial. Based on the result of the pivotal trial, we have discontinued the relaxin program for scleroderma. There were, however, statistically significant responses with respect to secondary parameters measured in that trial.



     Our strategy has been to retain U.S. rights for all potential indications for the drug. We maintain North American rights for relaxin and have entered into collaborative relationships for this program for markets outside of the United States. We have licensed rights to relaxin development and commercialization to Paladin Labs, Inc. for Canada, and to F.H. Faulding & Co. in Australia. In

October 2000, our collaborative partners in Japan (Suntory Ltd.) and Europe (Celltech Medeva PLC) both exercised their rights to terminate the relationships according to the contracts. The rights to Japan have reverted to us, and the European rights will revert to us on April 13, 2001, and as of December 31, 2000 we had no further obligations under either contract.



SCLERODERMA



     The first indication for which we developed relaxin was scleroderma, a serious disease for which there is no known cure involving the excessive formation of connective tissue. Scleroderma is characterized by thickening and hardening of the skin and, in severe cases, the internal organs, including the heart, lungs, kidneys and the organs of the gastrointestinal tract.



     We completed enrollment of a 239-patient Phase II/III pivotal clinical trial of relaxin for the treatment of diffuse scleroderma on December 12, 1999. As discussed above, because the clinical trial did not meet its primary endpoint, we withdrew plans to submit a biologics license application to the FDA requesting approval to market relaxin for the treatment of scleroderma.



OTHER POTENTIAL INDICATIONS



     Infertility, peripheral vascular disease, cardiovascular disease, and kidney disease represent opportunities for relaxin's biologic properties of enhancing blood flow. There are two ways to increase blood flow to a specific region. The first is by increasing the diameter of the blood vessel, or vasodilation, and the second is by generating the growth of new blood vessels, or angiogenesis.



     Peripheral Arterial Disease. Clinical trials using porcine relaxin for the treatment of blocked or restricted blood vessels in the extremities, known in the medical field as peripheral arterial disease, were published prior to the era of recombinant DNA technology. Those studies reported improved blood flow and healing of oxygen-deprived ulcers. We have initiated a clinical trial to determine efficacy of recombinant human relaxin for the treatment of peripheral arterial disease. Peripheral arterial disease, which is characterized by inadequate blood flow to the extremities, often leads to severe leg pain and debilitating ulcers due to chronic oxygen deprivation of the lower extremities. In its more serious manifestations, patients with peripheral arterial disease can develop gangrene, which may result in amputation of the affected limb. Although there are drugs currently available for pain due to constricted blood vessels, surgery is the only option available for more severe incidences.



     The promise of relaxin to treat peripheral arterial disease is based on its ability to increase blood flow to oxygen-deprived tissue through its vasodilatory and angiogenic activities. Relaxin's angiogenic property relates to its ability to stimulate the growth of new blood vessels at the site of oxygen-deprived tissue through a several step process, enhancing the blood flow to the site of oxygen-deprived tissue. At this site, macrophages, which are cells that help fight infection and injury, become activated. Relaxin is known to bind to activated macrophages, which in turn stimulates the production of vascular endothelial growth factor, or VEGF, and basic fibroblast growth factor, or bFGF. These two growth factors play a significant role in the growth of new blood vessels. Because relaxin stimulates the production of VEGF and bFGF only at the site where the tissue is oxygen-deprived, and not throughout the whole body, we believe that relaxin may have more potential to treat vascular diseases than administering VEGF or bFGF directly. Relaxin's vasodilatory property relates to its ability to stimulate the secretion of nitric oxide into the blood stream at selective targets without side effects. Nitric oxide is an agent known to relax and expand blood vessels, which enables the vessels to carry more blood. There is evidence that the synthesis of nitric oxide is impaired in patients with peripheral arterial disease, and restoration of nitric oxide levels in the blood vessels by administering a known nitric oxide stimulator reduced the severe pain experienced by peripheral arterial disease patients due to constricted blood vessels.


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


     Infertility. Industry sources estimate that one out of six American couples is infertile, with 60% of the cases being due to disorders in the woman. One half of these problems in women are caused by pelvic factors, including how receptive the endometrium is to implantation of an embryo. Major causes of infertility include the failure of the embryo to implant in the uterus, and failure of the embryo and fetus to receive adequate blood flow to develop and grow.



     The promise of relaxin to treat infertility is based on its ability to stimulate new blood vessel growth in the endometrium. We believe this mechanism of action is due to relaxin's ability to induce VEGF and bFGF, which are potent angiogenic agents, locally in the cells of the endometrium. Endometrial blood flow is believed to be important in determining how receptive the endometrial lining is to implantation of an embryo. We believe that, by enhancing endometrial blood flow, relaxin treatment may increase the likelihood that an embryo will successfully implant in the endometrium, and therefore would increase pregnancy success rates.



     In December 1999, we initiated a clinical trial with relaxin to determine the safety and efficacy for the treatment of infertility in women who do not intend to become pregnant. The trial is designed to test relaxin's ability to cause both increased blood flow to and thickening in the endometrium, which may enhance implantation of the embryo. We are conducting reproductive toxicology tests in animals in parallel with the trial in anticipation of evaluating whether to begin U.S. clinical trials to study relaxin in women trying to get pregnant.



     Kidney and Heart Function. We are also exploring the possibility of using relaxin to improve kidney function or to treat cardiac diseases, specifically the scarring of the heart that occurs in heart attacks, atherosclerosis and hypertension, as well as vessel blockage following angioplasty. During the first quarter of 2001, we convened a number of expert panels comprised of medical doctors who specialize in renal and cardiac function and infertility. We anticipate using the information developed in these panel discussions to determine the future direction of clinical research with relaxin.



SALES AND MARKETING



     We have an experienced, highly productive sales and marketing organization. Our sales representatives focus on cultivating relationships of trust and confidence with the physicians they call upon. We use a variety of advertising, promotional material, specialty publications, participation in educational conferences and product internet sites to achieve our marketing objectives. In 2000, we supplemented our sales staff with contract sales representatives to increase the frequency and reach of our sales calls or to assist with the launch of products. As of March 1, 2001, we had 68 people in our sales and marketing organization, including 41 sales representatives and others working outside of our principal offices, and 20 "full time equivalents" working for us through our contract sales force. In March 2001, we announced our plans to hire an additional 27 sales representatives, and the field sales team will cover more dermatologists with increased frequency. We will discontinue our use of the contract sales force in May 2001.



     Our marketing efforts are focused on assessing and meeting the needs of dermatologists. In 2000, our sales efforts were focused on routinely calling on the approximately 4,500 dermatologists who are responsible for 85% of all prescriptions written by dermatologists in the United States. We have created an incentive program that rewards our sales force for the number of topical steroid prescriptions actually written by the dermatologists they call on. We focus on cultivating relationships of trust and confidence with the dermatologists themselves. We also use a variety of marketing techniques to promote our products, including journal advertising, promotional materials, rebate coupons, and product guarantees.



     In addition to traditional marketing and field sales approaches, we use internet marketing to convey basic information about our products and our company. Our corporate website at


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


http://www.connetics.com includes fundamental information about the company as well as descriptions of ongoing research, development and clinical work. Our product websites, at http://www.luxiq.com and http://www.olux.com, provide information about the products and their approved indications, as well as copies of the full prescribing information, the patient information booklet, and rebate coupons.



WAREHOUSING AND DISTRIBUTION



     Currently, all of our product distribution activities are handled by CORD Logistics, Inc., an independent national warehousing corporation. CORD stores and distributes our products from a regional warehouse in Tennessee. Upon the receipt of a purchase order through electronic data input, phone, mail or facsimile, the order is processed into our inventory systems. Upon shipment to the customer placing the order, usually within 24 hours, the warehouse sends back to us the necessary information to automatically process the invoice in a timely manner. Any delay or interruption in the process could have a material effect on our business.



CUSTOMERS



     Our customers include some of the nation's leading wholesale pharmaceutical distributors, such as McKesson HBOC, Inc., Cardinal Health, Inc., Bergen Brunswig Corporation, Bindley Western Industries, Inc., and other major drug chains. During 2000, McKesson, Cardinal, Bergen Brunswig and Bindley accounted for 27%, 32%, 15% and 11%, respectively, of our gross product revenues. The distribution network for pharmaceutical products is subject to increasing consolidation. As a result, a few large wholesale distributors control a significant share of the market. In addition, the number of independent drug stores and small chains has decreased as retail consolidation has occurred. Further consolidation among, or any financial difficulties of, distributors or retailers could cause a reduction in the inventory levels of distributors and retailers, or otherwise result in reductions in purchases of our products, any of which could have a material adverse impact on our business. If we lose any of these customer accounts or if our relationship with them were to deteriorate, our business could also be materially and adversely affected.



RELAXIN ALLIANCES



     We have entered into numerous strategic development and commercialization relationships with a primary goal of gaining access to additional product and market opportunities and to share the risk and financial cost of developing relaxin.



     Medeva PLC. In January 1999, we entered into a collaboration and exclusive license agreement with Medeva PLC, now Celltech Group Plc, for the development and commercialization of relaxin in Europe. In October 2000, Medeva notified us that they wished to terminate the agreement. To date, under the terms of the agreement, Medeva has paid us $20.0 million in development, milestone and equity payments for the development of relaxin. We are in the process of winding down the relationship.



     Suntory Pharmaceuticals. In April 1998, we entered into a collaboration and exclusive license agreement with Suntory for the development, commercialization and supply of relaxin for scleroderma in Japan. In October 2000, Suntory notified us that they were terminating the agreement. To date, Suntory has paid us $2.5 million in license and development payments.



     Paladin Labs, Inc. In July 1999, we entered into a collaboration and exclusive license agreement with Paladin for the development and commercialization of relaxin in Canada. Under the terms of the agreement, we may receive additional milestone payments for the approval of additional indications for relaxin in Canada. Paladin is responsible for all development and commercialization activities in Canada and is obligated to pay royalties on all sales of relaxin in Canada.


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


     F.H. Faulding & Co., Ltd. In April 2000, we entered into a collaboration and exclusive license agreement with Faulding for the development and commercialization of relaxin in Australia. Under the terms of the agreement, Faulding paid $510,000 for the initial license of relaxin for the treatment of scleroderma. Although we have discontinued our development efforts for relaxin for scleroderma, Faulding has indicated that it will continue the collaboration for other indications. We may receive additional milestone payments for the approval of additional indications for relaxin in Australia. Faulding is responsible for all development and commercialization activities in Australia and will pay royalties on all sales of relaxin in Australia.



     Genentech. In September 1993, we entered into an agreement with Genentech, which was subsequently amended in July 1994 and April 1996. The agreement, as amended, grants to us exclusive rights, for indications other than reproductive indications, to make, have made, use, import and sell certain products derived from recombinant human relaxin. Many of our relaxin patent rights are owned by The Florey Institute, and we license them through the agreements with Genentech. Genentech retains co-exclusive rights for reproductive indications. The agreement also includes technology transfer, supply, and intellectual property provisions, including a provision requiring us to meet milestones. If we fail to achieve designated milestones, Genentech may terminate the license. Upon termination, we could be required to license our relaxin technology to Genentech, on a non-exclusive basis.



PATENTS AND PROPRIETARY RIGHTS



     Our success will depend in part on our ability and our licensors' ability to obtain and retain patent protection for our products and processes, to preserve our trade secrets, and to operate without infringing the proprietary rights of third parties.



     We own or are exclusively licensed under pending applications and/or issued patents worldwide relating to recombinant human relaxin, Luxiq and OLUX, as well as other technology in the earlier stages of research.



     In 2000, a U.S. patent was issued that covers the delivery technology that is the basis for OLUX and Luxiq. U.S. Patent 6,126,920 is licensed exclusively to us pursuant to our license agreement with Soltec and covers methods of treating various skin diseases, and in particular, scalp psoriasis, using a foam pharmaceutical composition comprising a corticosteroid active substance, a propellant and a buffering agent. If we finalize our proposed acquisition of Soltec, we will own a number of other patents and patent applications relating to the dermatology field, as well as other technology developed by Soltec.



     We license many of our relaxin patent rights from The Florey Institute through a sublicense from Genentech. We provide annual research funding to The Florey Institute for up to five years or until the date of the first sale of a relaxin product. We have also agreed to pay the Florey Institute a portion of revenues we receive from corporate collaborators, and relaxin royalties based on commercial sales in addition to those royalties payable to Genentech.



     Our relaxin patent portfolio includes pending applications and issued patents in the United States and various international equivalents. Our relaxin patent portfolio includes certain claims within the following categories:



     - compositions of matter,



     - pharmaceutical compositions,



     - methods of manufacture, and



     - methods of treatment.


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


     The issued patents in our relaxin patent portfolio will expire at various times between 2002 and 2015. Recently, new biological activities of relaxin have been elucidated, and we are pursuing methods of treatment patents with our academic collaborators. The U.S. Patent and Trademark Office does not have a consistent policy regarding the breadth of claims allowed in biotechnology patents and the degree of future protection for our proprietary rights is uncertain. In addition, the patent laws of foreign countries differ from those of the U.S. and the claims allowed may differ from country to country. Accordingly, the degree of protection, if any, afforded by foreign patents may be different from that in the U.S.



     One of the European patents licensed to us, which claims gene sequence encoding human relaxin, was opposed by a third party challenging the ethics of patents on a human gene sequence. Our licensor successfully defended the original opposition, resulting in a decision in our favor, but the decision has been appealed. We may not be successful on appeal. An adverse decision could result in a requirement that our licensor amend the language of the patent in ways that we cannot currently predict, and would require us to reassess the strength of that patent after it was amended.



     With respect to patent applications that we or our licensors have filed, and patents issued to us or our licensors, we cannot assure you that:



     - any of our or our licensors' patent applications will issue as patents,



     - any such issued patents will provide competitive advantage to us, or



     - our competitors will not successfully challenge or circumvent any such issued patents.



     We encourage ongoing scientific research on relaxin by making samples of recombinant human relaxin available for medical or scientific research studies. To preserve our rights to the recombinant protein and to the technology in general, we require each recipient of relaxin samples to sign a materials transfer agreement. If these agreements are breached, however, remedies may not be available or adequate and our trade secrets may otherwise become known to competitors. To the extent that our consultants, employees or other third parties apply technological information independently developed by them or by others to our proposed projects, third parties may own all or part of the proprietary rights to such information, and disputes may arise as to the ownership of these proprietary rights that may not be resolved in our favor. Such third parties may attempt to patent their work and, if patents are issued, they may not be available to license to us.



     We rely on and expect to continue to rely on unpatented proprietary know-how and continuing technological innovation in the development and manufacture of many of our principal products. Our policy is to require all our employees, consultants and advisors to enter into confidentiality agreements with us. We cannot assure you, however, that these agreements will provide meaningful protection for our trade secrets or proprietary know-how in the event of any unauthorized use or disclosure of such information. In addition, we cannot assure you that others will not obtain access to or independently develop similar or equivalent trade secrets or know-how.



TRADEMARKS



     We believe that trademark protection is an important part of establishing product recognition. We own seven registered trademarks and trademark applications, and several common law trademarks. United States federal registrations for trademarks remain in force for 10 years and may be renewed every 10 years after issuance, provided the mark is still being used in commerce. We cannot assure you that any such trademark or service mark registrations will afford us adequate protection, or that we will have the financial resources to enforce our rights under any such trademark or service mark registrations. If we are unable to protect our trademarks or service marks from infringement, any goodwill developed in such trademarks or service marks could be impaired.


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


MANUFACTURING



     We contract with independent sources to manufacture our products, which enables us to focus on product and clinical development strengths, minimize fixed costs and capital expenditures, and gain access to advanced manufacturing process capabilities. The FDA requires that we contract only with manufacturers that comply with cGMP regulations and other applicable laws and regulations. Whether or not we have manufacturing contracts with third-party manufacturers, we cannot assure you that we will be able to obtain adequate supplies of our products in a timely fashion, on acceptable terms, or at all.



     CCL Pharmaceuticals manufactures Luxiq and OLUX for us. At the end of 2000, CCL Pharmaceuticals was in the process of being sold to Miza Pharmaceuticals. Ridaura is manufactured by GlaxoSmithKline. Our agreement with GlaxoSmithKline expires at the end of 2001, and we are in discussions with other parties about continuing manufacturing of Ridaura under new contracts beginning in 2002.



     Boehringer Ingelheim manufactures relaxin for us for clinical uses under a long-term contract. In July 2000, in anticipation of successful results in our relaxin clinical trial for scleroderma, we submitted a purchase order to Boehringer Ingelheim for product to be used for commercial supply. The purchase order was for a price to be negotiated. In view of the failure of the clinical trial, we have no immediate need for commercial grade relaxin, and we have agreed with Boehringer Ingelheim that it is premature to set the price for commercial supply. We are in discussions with Boehringer Ingelheim concerning the practical effect of the cancellation of the purchase order.



COMPETITION



     The pharmaceutical and biotechnology industries are characterized by intense competition, rapid product development and substantial technological change. Competition is intense among manufacturers of prescription pharmaceuticals, such as for our dermatology products as well as other products that we may develop and market in the future. Most of our competitors are large, well-established pharmaceutical, chemical, cosmetic or health care companies with considerably greater financial, marketing, sales and technical resources than those available to us. Additionally, many of our present and potential competitors have research and development capabilities that may allow such competitors to develop new or improved products that may compete with our product lines. Our products could be rendered obsolete or made uneconomical by the development of new products to treat the conditions addressed by our products, technological advances affecting the cost of production, or marketing or pricing actions by one or more of our competitors. Each of our products competes for a share of the existing market with numerous products that have become standard treatments recommended or prescribed by dermatologists.



     Luxiq and OLUX compete with a number of corticosteroid brands in the super-, high- and mid-potency categories for the treatment of inflammatory skin conditions. Competing brands include Halog(R) and Ultravate(R), marketed by Bristol-Myers Squibb Company; Elocon(R) and Diprolene(R), marketed by Schering-Plough Corporation; Cyclocort and Aristocort, marketed by Fujisawa Healthcare, Inc.; Temovate(R) and Cutivate(R), marketed by GlaxoSmithKline; and Psorcon(R), marketed by Dermik Laboratories, Inc. In addition, both Luxiq and OLUX compete with generic (non-branded) pharmaceuticals, which claim to offer equivalent therapeutic benefits at a lower cost. In some cases, insurers and other third-party payors seek to encourage the use of generic products making branded products less attractive, from a cost perspective, to buyers.



     We believe that relaxin provides opportunities for treatment of life threatening diseases for which there are few or no current alternatives. Nevertheless, the pharmaceutical and biotechnology industries are highly competitive, and numerous pharmaceutical and biotechnology companies and


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academic research groups throughout the world are engaged in research and development efforts with respect to therapeutic products targeted at diseases or conditions that we are also addressing.



     Many of our existing or potential competitors, particularly large pharmaceutical companies, have substantially greater financial, technical and human resources than we do. In addition, many of these competitors have more collective experience than we do in undertaking preclinical testing and human clinical trials of new pharmaceutical products and obtaining regulatory approvals for therapeutic products. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do.



     We intend to compete on the basis of the quality and efficacy of our products, combined with the effectiveness of our marketing and sales efforts. Competing successfully will depend on our continued ability to attract and retain skilled and experienced personnel, to identify, secure the rights to, and develop pharmaceutical products and compounds, and to exploit these products and compounds commercially before others are able to develop competitive products.



     With regard to Ridaura, there are numerous products on the market, and under development, for the treatment of rheumatoid arthritis. We believe that Ridaura competes with other rheumatoid arthritis therapies sold by Aventis, Immunex Corporation and Monsanto Company.



GOVERNMENT REGULATION



     The pharmaceutical and biotechnology industries are subject to regulation by the FDA under the Food Drug and Cosmetic Act, by the states under state food and drug laws, and by similar agencies outside of the United States. We expect that all of our pharmaceutical products will require regulatory approval by governmental agencies before we can commercialize them. In particular, human pharmaceutical therapeutic products are subject to rigorous preclinical and clinical testing and other approval procedures by the FDA in the United States and similar health authorities in foreign countries. Labeling and promotional activities are subject to scrutiny by the FDA. Various federal and, in some cases, state statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such pharmaceutical products. Failure to comply with applicable requirements can result in, among other things, warning letters, fines, injunctions, penalties, recall or seizure of products, total or partial suspension of production, denial or withdrawal of approval, and criminal prosecution. Accordingly, ongoing regulation by governmental entities in the United States and other countries will be a significant factor in the production and marketing of any pharmaceutical products that we have or may develop. The process of obtaining these approvals and the subsequent compliance with appropriate federal and foreign statutes and regulations are time-consuming and require the expenditure of substantial resources.



     Generally, to obtain FDA approval for a new therapeutic agent, a company first must conduct pre-clinical studies. The basic purpose of pre-clinical investigation is to gather enough evidence on the potential new agent through laboratory experimentation and animal testing, to determine if it is reasonably safe to begin preliminary trials in humans. The results of these studies are submitted as a part of an investigational new drug application, which the FDA must review before human clinical trials of an investigational drug can start. We have filed and will continue to be required to sponsor and file investigational NDA's, and will be responsible for initiating and overseeing the clinical studies to demonstrate the safety and efficacy that are necessary to obtain FDA approval of our products.



     Clinical trials are normally done in phases and generally take two to five years, but may take longer, to complete. The rate of completion of our clinical trials depends upon, among other factors, the rate at which patients enroll in the study. Patient enrollment is a function of many factors, including the size of the patient population, the nature of the protocol, the proximity of patients to clinical sites and the eligibility criteria for the study. Delays in planned patient enrollment may result


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


in increased costs and delays, which could have a material adverse effect on our business. Phase I trials generally involve administration of a product to a small number of persons to determine safety, tolerance and the metabolic and pharmacologic actions of the agent in humans and the side effects associated with increasing doses. Phase II trials generally involve administration of a product to a larger group of patients with a particular disease to obtain evidence of the agent's effectiveness against the targeted disease, to further explore risk and side effect issues, and to confirm preliminary data regarding optimal dosage ranges. Phase I and Phase II trials can sometimes be combined, with the FDA's concurrence, into a Phase I/II trial. Phase III trials involve more patients, and often more locations and clinical investigators than the earlier trials. At least one such trial is required for FDA approval to market a drug. Phase II and Phase III trials can sometimes be combined, with the FDA's concurrence, into a Phase II/III trial, which is an accelerated clinical trial intended to provide sufficient data for approval.



     Section 505(b)(2) of the Food, Drug and Cosmetic Act makes it possible for a company to possibly accelerate the FDA approval process. A so-called 505(b)(2) application permits a sponsor of a drug that may differ substantially from any drug listed in the FDA's list of approved drugs to rely on published studies or the FDA's findings of safety and effectiveness based on studies in a previously-approved NDA sponsored by another person, together with the studies generated on its own drug products, as a way to satisfy the requirements for a full NDA. The FDA evaluates 505(b)(2) applications using the same standards of approval for an NDA, but the number of clinical trials required to support a 505(b)(2) application, and the amount of information in the application itself, may be substantially less than that required to support an NDA application. We used the 505(b)(2) application process for both Luxiq and OLUX. We cannot assure you that the 505(b)(2) process will be available for our other product candidates, and as a result the FDA process may be longer for those product candidates than it was for Luxiq and OLUX.



     After we complete the clinical trials of a product, we must file with the FDA an NDA if the product is classified as a new drug, or a biologics license application if the product is classified as a biologic. We must receive FDA clearance before we can commercialize the product. The testing and approval processes require substantial time and effort, and the FDA may not grant approval on a timely basis or at all. The FDA can take between one and two years to review NDA's and biologics license applications, and can take longer if significant questions arise during the review process. While various legislative and regulatory initiatives have focused on the need to reduce FDA review and approval times, the ultimate impact of such initiatives on our products cannot be certain. In addition, if there are changes in FDA policy while we are in product development, we may encounter delays or rejections that we did not anticipate when we submitted the NDA or biologics license application for that product. We could encounter similar delays in other countries. We may not obtain regulatory approval for any products that we develop, even after committing such time and expenditures to the process. If regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which the product may be marketed.



     The FDA continues to review marketed products even after granting regulatory clearances, and later discovery of previously unknown problems or failure to comply with the applicable regulatory requirements may result in restrictions on the marketing of a product or withdrawal of the product from the market, recalls, seizures, injunctions or criminal sanctions.



     We are required in most states to be licensed with the state pharmacy board as either a manufacturer, wholesaler, or wholesale distributor. Many of the states allow exemptions from licensure if our products are distributed through a licensed wholesale distributor. The regulations of each state are different, and the fact that we are licensed in one state does not authorize us to sell our products in other states. Accordingly, we undertake an annual review of our license status and that of our distributor to ensure continued compliance with the state pharmacy board requirements.


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


     Our products will also be subject to foreign regulatory requirements governing human clinical trials, manufacturing and marketing approval for pharmaceutical products. The requirements governing the conduct of clinical trials, product licensing, pricing and reimbursement are similar, but not identical, to FDA requirements, and they vary widely from country to country.



MARKETING EXCLUSIVITY



     Pharmaceutical companies can petition the FDA to grant new drug product exclusivity for a drug, independent of any orphan drug or patent term exclusivity accorded to that drug. The exclusivity granted by the FDA essentially prevents competition from other manufacturers who wish to put generic versions of the product into U.S. commerce. The FDA has granted us marketing exclusivity for foam-based products incorporating clobetasol propionate for three years. The exclusivity prevents other parties from submitting or getting approval for any application before the exclusive period expires. The FDA determines whether a drug is eligible for exclusivity on a case-by-case basis. The FDA may grant three-year exclusivity provided that the application included at least one new clinical investigation other than bioavailability studies, the investigation was conducted or sponsored by the drug company, and the reports of the clinical investigation were essential to the approval of the application.



THIRD PARTY REIMBURSEMENT



     Our operating results will depend in part on whether adequate reimbursement is available for our products from third-party payors, such as government entities, private health insurers and managed care organizations. Third-party payors increasingly are seeking to negotiate the pricing of medical services and products and to promote the use of generic, non-branded pharmaceuticals through payor-based reimbursement policies designed to encourage their use. In some cases, third-party payors will pay or reimburse users or suppliers of a prescription drug product only a portion of the product purchase price. If government entities or other third-party payors do not provide adequate reimbursement levels for our products, or if those reimbursement policies increasingly favor the use of generic products, our business and financial condition would be materially adversely affected. In addition, managed care initiatives to control costs have influenced primary-care physicians to refer fewer patients to dermatologists, resulting in a declining target market for us. Further reductions in referrals to dermatologists could have a material adverse effect upon our business.



     The commercial success of our products will be substantially dependent upon the availability of government or private third-party reimbursement for the use of such products. Medicare, Medicaid, health maintenance organizations and other third-party payors may not authorize or otherwise budget such reimbursement. Such governmental and third-party payors are increasingly challenging the prices charged for medical products and services. Consumers and third-party payors may not view our marketed products as cost-effective, and consumers may not be able to get reimbursement or reimbursement may be so low that we cannot market our products on a competitive basis. Furthermore, federal and state regulations govern or influence the reimbursement to health care providers of fees and capital equipment costs in connection with medical treatment of certain patients. We cannot predict the likelihood that federal and state legislatures will pass laws related to health care reform or lowering pharmaceutical costs. In certain foreign markets pricing of prescription pharmaceuticals is already subject to government control. Continued significant changes in the U.S. or foreign health care systems could have a material adverse effect on our business.



ENVIRONMENTAL REGULATION



     Our research and development activities involve the controlled use of hazardous materials, chemicals and various radioactive materials. We are subject to federal, state and local laws and regulations governing the use, storage, handling and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by state, federal, and local laws and regulations, we cannot completely eliminate the risk of accidental contamination or injury from these materials.



DEVELOPMENT



     Our products require clinical and manufacturing development. Our development activities involve work related to product formulation, preclinical and clinical study coordination, regulatory administration, manufacturing, and quality control and assurance. While many other pharmaceutical and biotechnology companies conduct earlier stage research and drug discovery, our focus is on later-stage development to minimize the risk and time requirements for us to get a product on the market.



     In addition to our in-house staff and resources, we contract a substantial portion of development work to outside parties. For example, we typically engage contract research organizations to manage our clinical trials. We have contracts with vendors to conduct product analysis and stability studies, and we outsource all of our manufacturing scale-up and production activities.



     We also use collaborative relationships with pharmaceutical partners and academic researchers to augment our product development activities, and from time to time we enter agreements with academic or university-based researchers to conduct various studies for us.


RECENT ACCOUNTING PRONOUNCEMENTS


     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Financial Instruments and for Hedging Activities," or SFAS 133, which establishes accounting and reporting standards for derivative instruments, including certain embedded in other contracts, and for hedging activities. It requires that we recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. We are required to adopt SFAS 133 effective January 1, 2001. Because we do not hold any derivative instruments and do not engage in hedging activities, we do not believe that adopting SFAS 133 will have an impact on our financial position or results of operations.



EMPLOYEES



     As of March 1, 2001, we had 136 full-time employees. Of the full-time employees, 51 were engaged in sales and marketing, 61 were in research and development and 24 were in general and administrative positions. We believe our relations with our employees are good.


FACILITIES


     We currently lease 36,964 square feet of laboratory and office space at 3400 and 3294 West Bayshore Road in Palo Alto, California. We lease this space under two lease agreements that will expire in January 2002 and January 2003. We believe that our existing facilities are adequate to meet our requirements for the near term and that additional space will be available on commercially reasonable terms if needed.


LITIGATION

     We are not a party to any material litigation proceedings.

       ISSUANCE OF COMMON STOCK AND WARRANTS TO THE SELLING STOCKHOLDERS



     The Structured Equity Line Flexible Financing Agreement with Kepler Capital is dated January 2, 1997, and the equity line under the agreement became available to us beginning December 1, 1997. The agreement expired on December 1, 2000. The Structured Equity Line Agreement allowed us to access up to $25 million through sales of our common stock. Under the terms of the agreement we could obtain from $500,000 to $2,000,000 at any one time through a sale of common stock to Kepler Capital, subject to the satisfaction of certain conditions, including minimum volume requirements and a minimum trading price of $7.00 per share over a specified period. In addition, under the terms of the agreement we were required to sell $500,000 of our common stock from time to time if the price per share exceeded $10.00 and certain volume conditions were met.



     Any shares sold under the agreement were to be priced at 93% of the lesser of (1) the average of the daily low trading price of our common stock for the five days preceding the sale and (2) the weighted average daily low trading price of our common stock during a valuation period. The purchase price was subject to further adjustment, up to a maximum discount of 15% depending on the length of the valuation period, which is the period following the purchase date and ending on the day, not to exceed 80 trading days, on which the aggregate value of open market trading during the period equaled or exceeded the aggregate value of open market trading during the 20 days preceding the purchase date. In connection with the Structured Equity Line Flexible Financing Agreement and a Registration Rights Agreement with Kepler Capital dated January 2, 1997, we agreed to register certain shares of our common stock that may be issued to Kepler Capital in connection with the agreement.



     As a commitment fee under the Structured Equity Line Agreement, on January 2, 1997 we issued Kepler Capital a five-year warrant to purchase 250,000 shares of our common stock at an exercise price of $8.25. We registered the shares issuable upon the exercise of the warrant on a Form S-3 registration statement in June 1997 (File No. 333-21941). In July 1997, this warrant was separated into three warrants. One warrant was issued to Kepler Capital for the purchase of 168,750 shares, one warrant was issued to AFO Capital Advisors LLC for the purchase of 62,500 shares, and one warrant was issued to the Palladin Group for the purchase of 18,750 shares. The exercise price for each of the warrants is $8.25 per share, and each of the warrants expires on January 2, 2002.



     The Structured Equity Line Agreement also required that we issue Kepler Capital warrants to purchase up to 25,000 shares of our common stock on December 1, 1998, 1999 and 2000, at an exercise price equal to 110% of the closing price of our common stock as quoted on the Nasdaq National Market on the date the warrant is issued. On December 1, 1998, we issued warrants to purchase 25,000 shares at an exercise price of $4.40 per share and expiring on December 1, 2003. On the same date, Kepler Capital assigned the right to purchase 6,250 of the 25,000 shares at the same exercise price to AFO Capital Advisors LLC. On December 1, 1999, we issued warrants to purchase up to 25,000 shares at an exercise price of $6.875 per share and expiring on December 1, 2004. On the same date, Kepler Capital assigned the right to purchase 6,250 of the 25,000 shares at the same exercise price to AFO Capital Advisors LLC. We previously registered the shares of our common stock issuable upon the exercise of the warrants issued on December 1, 1998 and December 1, 1999 on a Form S-3 registration statement (File No. 333-30142). On December 1, 2000, we issued warrants to purchase up to 25,427 shares at an exercise price of $5.3625 per share and expiring on December 1, 2005. On the same date, Kepler Capital assigned the right to purchase 6,357 of the 25,427 shares at the same exercise price to AFO Capital Advisors LLC. The 25,427 shares issuable upon the exercise of the warrants dated December 1, 2000 have not previously been registered under the Securities Act of 1933 and are therefore being registered under this registration statement.

     On June 6, 2000, we issued to Kepler Capital a warrant to purchase 22,063 shares of our common stock at an exercise price of $7.859 per share. The warrant expires on July 31, 2001. On September 27, 2000, we issued to Kepler Capital a warrant to purchase 33,099 shares of our common stock at an exercise price of $15.12 per share. The warrant expires on October 27, 2001. Both the June 2000 and the September 2000 warrants were issued in lieu of shares of common stock required to be issued to Kepler Capital upon a draw down on the equity line. The 55,162 shares issuable upon the exercise of these warrants have not previously been registered under the Securities Act of 1933 and are therefore being registered under this registration statement.



     A total of 3,105 shares of common stock are issuable to Kepler Capital under certain anti-dilution provisions of the Structured Equity Line Agreement. Of these shares, 2,726 shares will be issued at a purchase price of $8.1195 per share and 379 shares will be issued at a purchase price of $7.4737 per share. These 3,105 shares have not previously been registered under the Securities Act of 1933 and are therefore being registered under this registration statement.



     In addition to the shares described above, we registered a total of 100,000 shares of our common stock issuable under the Structured Equity Line Agreement on a Form S-3 registration statement filed with the Commission on June 12, 1998 (File No. 333-56757). We issued 58,438 of these shares to Kepler Capital on February 10, 2000 and the remaining 41,562 shares on June 28, 2000.



     This prospectus includes the 400,000 shares of our common stock described above that were previously registered as well as the 83,694 shares that have not previously been registered. The total number of shares of common stock that may be offered by the selling stockholders under this prospectus represents approximately 1.6% of our outstanding shares of common stock as of March 23, 2001.



                              SELLING STOCKHOLDERS



     The following table sets forth certain information as of March 23, 2001 with respect to the beneficial ownership of our common stock by the selling stockholders. Beneficial ownership is calculated based on 29,761,379 shares of our common stock outstanding as of March 23, 2001. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Based on information provided to us by the selling stockholders, we believe the selling stockholders have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by it, except as indicated otherwise in the footnotes below and subject to community property laws where applicable. Anti-dilution adjustments may cause an increase in the number of shares of our common stock to be issued under the Structured Equity Line Agreement and upon the exercise of the warrants issued to the selling stockholders, which would cause the number of shares of to be resold under this prospectus to increase. Accordingly, we cannot determine with certainty the number of shares of common stock the selling stockholders will sell under this prospectus.



                                                   SHARES BENEFICIALLY     SHARES BENEFICIALLY
                                                          OWNED                   OWNED
                                                     BEFORE OFFERING        AFTER OFFERING(1)
                                 SHARES OFFERED    --------------------    --------------------
  NAME OF SELLING STOCKHOLDER        HEREBY         NUMBER      PERCENT     NUMBER      PERCENT
  ---------------------------    --------------    ---------    -------    ---------    -------
Kepler Capital LLC(2)..........     383,587(3)       383,587        1.3%           0       *
AFO Capital Advisors LLC.......      81,357(4)        81,357       *               0       *
Palladin Group.................      18,750(5)        18,750       *               0       *

-------------------------

 * Less than 1%.


(1) Assumes the sale of all shares offered by this prospectus and no other purchases or sales of our common stock by the selling stockholders. If the selling stockholders do not sell the shares offered by this prospectus, actual share ownership will be higher than this table reflects.



(2) Mr. Jeffrey Devers, President of Kepler Capital LLC, may be deemed to be the beneficial owner of shares held by Kepler Capital. Mr. Devers disclaims beneficial ownership of such shares.



(3) Represents (i) a total of 100,000 shares which have previously been registered, (ii) a total of 206,250 shares issuable upon the exercise of outstanding warrants and which have previously been registered, (iii) a total of 74,232 shares issuable upon the exercise of outstanding warrants and which have not previously been registered, and (iv) a total of 3,105 shares issuable as of December 1, 2000 under certain anti-dilution provisions of the Structured Equity Line Agreement and which have not previously been registered. Shares which have not previously been registered are being registered under this registration statement.



(4) Represents (i) a total of 75,000 shares issuable upon the exercise of outstanding warrants and which have previously been registered, and (ii) a total of 6,357 shares issuable upon the exercise of outstanding warrants and which have not previously been registered. Shares which have not been previously been registered are being registered under this registration statement.



(5) Represents shares issuable upon the exercise an outstanding warrant issued in July 1997.



     During the past three years, none of the selling stockholders has had a material relationship with us or our affiliates other than as a result of the Structured Equity Line Agreement.


                              PLAN OF DISTRIBUTION


     The selling stockholders or their pledgees, donees, transferees or other successors-in-interest may sell the shares of our common stock offered by this prospectus from time to time on the Nasdaq National Market, in the over-the-counter market, in regular brokerage transactions, in transactions directly with market makers, in private or negotiated transactions, in settlement of short sale transactions, in settlement of option transactions, or otherwise, or by a combination of these methods, at fixed prices that may be changed, at market prices prevailing at the time of the sale, at prices related to such market prices, at negotiated prices or otherwise. The selling stockholders may effect these transactions by selling the shares directly to one or more purchasers or to or through broker-dealers or agents including:



          (1) in a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction,



          (2) in purchases by a broker or dealer and resale by such broker or dealer as a principal for its own account pursuant to this prospectus,



          (3) in ordinary brokerage transactions, and


          (4) in transactions in which the broker solicits purchasers.

The compensation to a particular broker-dealer may be in excess of customary commissions.


     To our knowledge, the selling stockholders have made no arrangement with any brokerage firm for the sale of the shares offered by this prospectus. The selling stockholders have advised us that they presently intend to dispose of the shares through broker-dealers in ordinary brokerage transactions at market prices prevailing at the time of sale. However, depending on market conditions and other factors, the selling stockholders may also dispose of the shares through one or more of the other methods described above. Concurrently with sales under this prospectus, the selling stockholders may effect sales of other shares not covered by this prospectus under Rule 144 of the Securities Act of 1933 or other exempt resale transactions, to the extent the sales qualify under Rule 144 or such other applicable exemptions.



     The selling stockholders may be deemed "underwriters" within the meaning of
Section 2(a)(11) of the Securities Act in connection with the sale of the shares of common stock offered hereby. Any broker-dealers or agents who act in connection with the sale of the shares may also be deemed to be underwriters within the meaning of Section 2(a)(11) of the Securities Act. Profits on any resale of the shares by the selling stockholders and any discounts, commissions or concessions received by any such broker-dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.



     Any broker-dealer participating in such transactions as agent may receive commissions from the selling stockholders (and, if they act as agent for the purchaser of such shares, from the purchaser). Broker-dealers may agree with the selling stockholders to sell a specified number of shares at a stipulated price per share and, to the extent such broker-dealer is unable to do so acting as agent for the selling stockholders, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling stockholders. Broker-dealers who acquire shares as principal may thereafter resell such shares from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such shares commissions computed as described above. To the extent required under the Securities Act, a supplemental prospectus will be filed disclosing:



          (1) the name of such broker-dealers,



          (2) the number of shares involved,



          (3) the price at which such shares are to be sold,



          (4) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable,



          (5) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented, and


          (6) other facts material to the transaction.


     Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in a distribution of the shares offered hereby may not simultaneously engage in market making activities with respect to the shares for a period beginning when such person becomes a distribution participant and ending upon such person's completion of participation in the distribution, including stabilization activities in the common stock to effect covering transactions, to impose penalty bids or to effect passive market making bids. In addition to and without limiting the foregoing, in connection with transactions in the shares covered hereby, we and the selling stockholders may be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Rule 10b-5 thereof and, insofar as we and the selling stockholder are distribution participants, Regulation M and Rules 100, 101, 102, 103, 104 and 105 thereof. All of the foregoing may affect the marketability of the shares offered hereby.



     The selling stockholders have agreed that they will not engage in any trading practices or activity for the purpose of manipulating the price of our common stock or otherwise engage in any trading practice or activity that violates the rules and regulations of the Securities and Exchange

Commission. In particular, the selling stockholders have advised us that during such time as the selling stockholders may be engaged in the attempt to sell shares registered under this prospectus, they will:



          (1) not engage in any stabilization activity in connection with any of our securities,



          (2) cause to be furnished to each person to whom shares included in this prospectus may be offered, and to each broker-dealer, if any, through whom shares are offered, such copies of this prospectus, as supplemented or amended, as may be required by such person, and


          (3) not bid for or purchase any of our securities or any rights to acquire our securities, or attempt to induce any person to purchase any of our securities or rights to acquire securities, other than as permitted under the Exchange Act.


     The selling stockholders will pay all commissions, transfer taxes and other expenses associated with its sales of the shares offered hereby. We are registering the shares pursuant to our contractual obligations and we have agreed to pay the expenses incurred in connection with such registration, which we estimate to be approximately $45,000. We have also agreed to indemnify the selling stockholders against certain liabilities, including liabilities arising under the Securities Act.



     We will not receive any proceeds from the sale of the shares by the selling stockholders, however, we will receive proceeds upon the exercise of the warrants held by the selling stockholders. We will also receive proceeds in the amount of the aggregate purchase price paid upon the issuance to Kepler Capital of additional shares of our common stock under certain anti-dilution provisions of the Structured Equity Line Agreement.


     With regard to the shares, we have agreed to maintain the effectiveness of this registration statement until two years after the effective date of this registration statement; provided, however, that if our counsel provides an opinion to the requesting holders, based on factual representations provided by the requesting holders or information filed with the SEC that such holders are not, at the time of such request, our "affiliates", within the meaning of Rule 144 of the Securities Act, then we shall not be obligated to extend the effectiveness of the registration statement. No sales may be made pursuant to this registration statement and prospectus after such dates unless we amend or supplement this registration statement and prospectus to indicate that we have agreed to extend such period of effectiveness.

                                 LEGAL MATTERS

     The validity of our common stock offered by this prospectus will be passed upon for us by Morrison & Foerster LLP, Denver, Colorado.

                                    EXPERTS


     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2000, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 that we filed with the SEC under the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information about us and our common stock, you should read the registration statement. Statements in this prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the SEC.

     We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC's public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's following Regional Offices: Suite 1400, Northwest Atrium Center, 500 West Madison Street, Chicago, Illinois 60661; and 13th Floor, Seven World Trade Center, New York, New York 10048. You can obtain copies of this material at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public at the SEC's web site at www.sec.gov. You can find additional information about us on our web site at www.connetics.com. Information contained on our web site does not constitute part of this prospectus.

     The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, until the offering is completed. This prospectus is part of a registration statement on Form S-3 we filed with the SEC (Registration No. 333-45002). The documents we incorporate by reference are:


     1. Connetics' Annual Report on Form 10-K for the fiscal year ended December 31, 2000.



     2.Connetics' Current Report on Form 8-K dated March 20, 2001.



     3. Connetics' Registration Statement on Form 8-A dated May 23, 1997, which contains a description of our capital stock.



     4. Connetics' Registration Statement on Form 8-A dated December 8, 1995, which contains a description of our capital stock.


     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: General Counsel, Connetics Corporation, 3400 West Bayshore Road, Palo Alto, CA 94303, telephone number (650) 843-2800.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table shows the costs and expenses payable by us in connection with the sale and distribution of common stock being registered. All amounts are estimates except the SEC registration fee. The selling stockholder is responsible for paying selling commissions, brokerage fees, and any applicable transfer taxes and fees and disbursements of its counsel.

                                                              AMOUNT TO
                                                               BE PAID
                                                              ----------
SEC registration fee........................................  $ 1,710.85
Legal fees and expenses.....................................   20,000.00
Printing expenses...........................................    5,000.00
Accounting fees and expenses................................   15,000.00
Miscellaneous expenses......................................    3,289.15
                                                              ----------
  Total.....................................................  $45,000.00

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933. Article IX of the registrant's Amended and Restated Certificate of Incorporation and Article VII,
Section 6 of the registrant's Bylaws provide for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by law. In addition, we have entered into Indemnification Agreements with our officers and directors and we maintain director and officer liability insurance.

     Pursuant to the terms of the Structured Equity Line Flexible Financing Agreement dated January 2, 1997 between us and Kepler Capital LLC, Kepler Capital has agreed to indemnify our officers and directors against any loss, liability, claim, damage or expense to the extent it is based on or arises from an untrue statement or omission, or alleged untrue statement or omission, made in the Registration Statement and the related prospectus (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to us by Kepler Capital expressly for use in the Registration Statement (or any amendment or supplement thereto).

ITEM 16. EXHIBITS

     See Index to Exhibits (page II-5).

ITEM 17. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
     1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions referred to in Item 15 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against the registrant by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this pre-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Palo Alto, State of California, on the 3rd day of April, 2001.


                                          CONNETICS CORPORATION

                                          By:      /s/ JOHN L. HIGGINS
                                            ------------------------------------
                                                      John L. Higgins
                                             Executive Vice President, Finance
                                                             and
                                             Administration and Chief Financial
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, this pre-effective amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                    TITLE
                      ---------                                    -----
                          *                              President, Chief Executive    April 3, 2001
-----------------------------------------------------   Officer (Principal Executive
                  Thomas G. Wiggans                        Officer) and Director

                 /s/ JOHN L. HIGGINS                     Executive Vice President,     April 3, 2001
-----------------------------------------------------  Finance and Administration and
                   John L. Higgins                        Chief Financial Officer
                                                          (Principal Financial and
                                                            Accounting Officer)

                          *                                   Chairman of the          April 3, 2001
-----------------------------------------------------        Board of Directors
                    G. Kirk Raab

                          *                                       Director             April 3, 2001
-----------------------------------------------------
             Alexander E. Barkas, Ph.D.

                          *                                       Director             April 3, 2001
-----------------------------------------------------
                Eugene A. Bauer, M.D.

                          *                                       Director             April 3, 2001
-----------------------------------------------------
                   Brian H. Dovey

                          *                                       Director             April 3, 2001
-----------------------------------------------------
                    John C. Kane

                      SIGNATURE                                    TITLE
                      ---------                                    -----
                          *                                       Director             April 3, 2001
-----------------------------------------------------
                   Thomas D. Kiley

                          *                                       Director             April 3, 2001
-----------------------------------------------------
                   Leon E. Panetta

                                                                  Director             April 3, 2001
-----------------------------------------------------
                   Glenn Oclassen

              *By: /s/ JOHN L. HIGGINS
  -------------------------------------------------
                   John L. Higgins
                  Attorney-in-Fact

                                 EXHIBIT INDEX

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
  5.1     Opinion of Morrison & Foerster LLP
 10.1*    Structured Equity Line Flexible Financing Agreement Between
          Kepler Capital LLC and the Registrant dated as of January 2,
          1997
 10.2     Registration Rights Agreement Between Kepler Capital LLC and
          the Registrant dated as of January 2, 1997 (incorporated
          herein by reference to Exhibit 10.43 to the Registrant's
          Annual Report on Form 10-K (File No. 0-27406) for the year ended December 31, 1996)
 23.1     Consent of Ernst & Young LLP, Independent Auditors
 23.2     Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
 24.1*    Power of Attorney (included on Page II-3 of the Registration
          Statement filed on September 1, 2000)


-------------------------

* Previously filed.